Exhibit 4.1

REGENCY CENTERS, L.P.

AND

REGENCY CENTERS CORPORATION

to

U.S. BANK NATIONAL ASSOCIATION

Trustee

Sixth Supplemental Indenture

Dated as of May 13, 2020

to

Indenture

Dated as of December 5, 2001

SIXTH SUPPLEMENTAL INDENTURE, dated as of May 13, 2020 (the “Sixth Supplemental Indenture”), among REGENCY CENTERS, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (herein called the “Issuer”), having its principal office at One Independent Drive, Suite 114, Jacksonville, FL 32202, REGENCY CENTERS CORPORATION, a corporation duly organized and existing under the laws of the State of Florida, having its principal office at One Independent Drive, Suite 114, Jacksonville, FL 32202, as guarantor (the “Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as successor to Wachovia Bank, National Association (formerly First Union National Bank), as Trustee (herein called the “Trustee”).

RECITALS OF THE ISSUER

The Issuer, the Guarantor and the Trustee are parties to that certain Indenture dated as of December 5, 2001 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of June 5, 2007 (the “First Supplemental Indenture”), as supplemented by the Second Supplemental Indenture dated as of June 2, 2010 (the “Second Supplemental Indenture”), as supplemented by the Third Supplemental Indenture dated as of August 17, 2015 (the “Third Supplemental Indenture”), as supplemented by the Fourth Supplemental Indenture dated as of January 26, 2017 (the “Fourth Supplemental Indenture”), and as supplemented by the Fifth Supplemental Indenture dated as of March 6, 2019 (the “Fifth Supplemental Indenture” and together with the Fourth Supplemental Indenture, the Third Supplemental Indenture, the Second Supplemental Indenture, the First Supplemental Indenture and the Base Indenture, the “Indenture”), providing for the issuance from time to time of Securities.

Section 9.1(e) of the Indenture provides that, without the consent of any Holders, the Issuer and the Trustee may enter into a supplemental indenture to change any of the provisions of the Indenture with regard to Securities issued on or after the date of such change.

All the conditions and requirements necessary to make this Sixth Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS SIXTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of all series of Securities created on or after the date of this Sixth Supplemental Indenture (the “Affected Securities”), it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, from time to time, of the Affected Securities or of series thereof, as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1.    Relation to Indenture. This Sixth Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2.    Definitions. For all purposes of this Sixth Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)    Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture; and all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Sixth Supplemental Indenture.

(b)    The following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms defined:

“Affected Securities” has the meaning specified in the recitals hereof.

“Fifth Supplemental Indenture” has the meaning specified in the recitals hereof.

“First Supplemental Indenture” has the meaning specified in the recitals hereof.

“Fourth Supplemental Indenture” has the meaning specified in the recitals hereof.

“GAAP” means generally accepted accounting principles as used in the United States applied on a consistent basis as in effect from time to time; provided with respect to any computations required or permitted hereunder, “GAAP” shall mean generally accepted accounting principles as are generally accepted as consistently applied by the Issuer at the date of such computation.

“Indenture” has the meaning specified in the recitals hereof.

“Second Supplemental Indenture” has the meaning specified in the recitals hereof.

“Sixth Supplemental Indenture” has the meaning specified in the recitals hereof.

“Third Supplemental Indenture” has the meaning specified in the recitals hereof.

ARTICLE II

AMENDMENTS

Section 2.1.    Definition of Indebtedness. The definition of “Indebtedness” set forth in Section 1.1 of the Indenture is hereby amended and restated in its entirety solely with respect to the Affected Securities as follows:

“Indebtedness” of the Issuer or any Subsidiary means any indebtedness of the Issuer or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments, (ii) borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments secured by any Encumbrance existing on property owned by the Issuer or any Subsidiary, (iii) reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations under any title retention agreement, (iv) the amount of all obligations of the Issuer or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, and (v) any lease of property by the Issuer or any Subsidiary as lessee which is reflected on the Issuer’s consolidated balance sheet as a financing lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (i) through (iv) above, that any such items (other than letters of credit) would appear as a liability on the Issuer’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of the Issuer or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Issuer or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Issuer or any Subsidiary whenever the Issuer or the Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof). In the case of (v) above, Indebtedness excludes operating lease liabilities on the Issuer’s consolidated balance sheet in accordance with GAAP.

Section 2.2.    Definition of Stabilized Property Value. The definition of “Stabilized Property Value” set forth in Section 1.1 of the Indenture is hereby amended and restated in its entirety solely with respect to the Affected Securities as follows:

“Stabilized Property Value” means, as of any date, the aggregate sum of all Property EBITDA for each property of the Issuer or any Subsidiary for the prior four quarters and capitalized at the applicable Capitalization Rate; provided, however, that if the value of a particular property calculated pursuant to this clause is less than the undepreciated book value of such property determined in accordance with GAAP, such undepreciated book value shall be used in lieu thereof with respect to such property. The undepreciated book of value of a property for purposes of this definition shall not include right of use assets associated with an operating lease in accordance with GAAP.

Section 2.3.    Definition of Total Assets. The definition of “Total Assets” set forth in Section 1.1 of the Indenture is hereby amended and restated in its entirety solely with respect to the Affected Securities as follows:

“Total Assets” as of any date means the sum of: (i) for Stabilized Properties, Stabilized Property Value; and (ii) for all other assets of the Issuer and its Subsidiaries, undepreciated book value determined in accordance with GAAP, provided, however, that undepreciated book value shall not include the right of use assets associated with an operating lease in accordance with GAAP.

Section 2.4.    Event of Default – Cross Default. Section 5.1(f) of the Indenture is hereby amended and restated in its entirety solely with respect to the Affected Securities as follows::

(f)    a default or defaults under any bond(s), debenture(s), note(s) or other evidence(s) of Indebtedness by the Issuer or the Guarantor or under any mortgage(s), indenture(s) or instrument(s) under which there may be issued or by which there may be secured or evidenced any Indebtedness of such type by the Issuer or the Guarantor with a principal amount then outstanding, individually or in the aggregate, in excess of $50 million, whether such Indebtedness now exists or shall hereafter be created, which default or defaults shall constitute a failure to pay any portion of the principal of such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; provided, however, that for so long as any of the Securities issued pursuant to any supplemental indenture to the Indenture that preceded the Sixth Supplemental Indenture are outstanding, the reference to $50 million in this paragraph is replaced by $10 million; or

Section 2.5.    Waiver of the Corporate Seal. For the purposes of the Affected Securities, it is agreed that the corporate seal of the general partner referred to in Section 3.3 of the Indenture shall not be required to be affixed to the Affected Securities for the Affected Securities to be duly and validly issued pursuant to the Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1.    Ratification of Indenture. Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

Section 3.2.    Governing Law. This Sixth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Sixth Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

Section 3.3.    Counterparts. This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

REGENCY CENTERS, L.P.

By:	REGENCY CENTERS CORPORATION
Its General Partner

By:	/s/ Lisa Palmer
Name:	Lisa Palmer
Title:	President and Chief Executive Officer

REGENCY CENTERS CORPORATION

By:	/s/ Lisa Palmer
Name:	Lisa Palmer
Title:	President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Sheryl Lear
Name:	Sheryl Lear
Title:	Vice President